Griffon Corporation Announces Third Quarter Results

NEW YORK, NEW YORK, July 30, 2014 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fiscal third quarter ended June 30, 2014.

Revenue totaled $505 million, decreasing 1% from the prior year quarter. Home & Building Products (“HBP”) and Clopay Plastics (“Plastics”) revenue increased 6% and 7%, respectively, over the prior year quarter, while Telephonics revenue decreased 21%.

Segment adjusted EBITDA totaled $49.6 million, an increase of 6% over the prior year quarter of $46.8 million. Segment adjusted EBITDA is defined as net income (loss) excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable.

Net income totaled $14.5 million, or $0.29 per share, compared to $3.6 million, or $0.06 per share, in the prior year quarter. Current quarter results included acquisition costs of $1.6 million ($1.0 million, net of tax or $0.02 per share), restructuring costs of $0.4 million ($0.2 million, net of tax or $0.00 per share), impact of debt extinguishment on full year effective tax rate of $(4.4) million or $(0.09) per share and discrete tax benefits of $1.9 million or $0.04 per share. The prior year quarter included restructuring costs of $1.6 million ($1.0 million, net of tax or $0.02 per share) and discrete tax benefits of $1.5 million or $0.03 per share. Excluding these items from both periods, current quarter adjusted net income was $9.5 million, or $0.19 per share, compared to $3.1 million, or $0.06 per share, in the prior year quarter.

Ronald J. Kramer, Chief Executive Officer, commented, “We are pleased that our efficiency efforts have enabled us to deliver strong earnings this quarter. We are confident that our strategy will result in further growth in both revenue and profitability as the global economic recovery accelerates."

Segment Operating Results
Home & Building Products
Revenue totaled $254 million, increasing 6% compared to the prior year quarter. The Ames Companies' (“Ames”) revenue increased 3% compared to the prior year quarter primarily due to the inclusion of operating results of Northcote and the Australian Garden and Tools division of Illinois Tool Works, Inc. ("Cyclone") from their respective acquisition dates in December 2013 and May 2014, partially offset by decreased North American lawn and hose reel sales due to cold and wet weather conditions. Clopay Building Products ("CBP") revenue increased 8%, primarily due to increased volume and favorable product mix.

Segment adjusted EBITDA was $19.6 million, decreasing 9% compared to the prior year quarter. The decrease was primarily from unfavorable sales mix and manufacturing inefficiencies along with increased distribution and freight costs at Ames and, for both Ames and CBP, the unfavorable impact of foreign currency translation of a weaker Canadian dollar, partially offset by the benefit of increased volume and favorable product mix at CBP. Ames continued to experience manufacturing inefficiencies in connection with its plant consolidation initiative, which are expected to continue until the initiative is complete. EBITDA contributions from Northcote and Cyclone were not significant in the quarter.

On May 21, 2014, Ames acquired Cyclone for approximately $40.0 million, including a $4 million working capital adjustment. Cyclone offers a full range of quality garden and hand tool products sold under various leading brand names including Cyclone®, Nylex® and Trojan®, designed to meet the requirements of both the Do-it-Yourself and professional trade segments. Cyclone is expected to generate approximately $65.0 million of annualized revenue. Selling, General and Administrative expenses in the current quarter included $1.6 million of acquisition costs.

Telephonics
Revenue totaled $102 million, decreasing 21% from the prior year quarter. The 2013 quarter included $20.0 million of electronic warfare program ("ICREW") revenue where Telephonics served as a contract manufacturer; there was no such revenue in the current quarter. Excluding revenue from these programs, current quarter revenue decreased 7% from the 2013 quarter, primarily due to reduced airborne and wireless intercommunication systems sales.

Segment adjusted EBITDA was $15.1 million, increasing 15% from the prior year quarter. The increase in comparison to the prior year was attributable to the benefit of favorable program mix, the effect of which more than offset the impact of the ICREW revenue decline, as well as lower expenditures associated with research and development ("R&D") activities and proposal efforts.

Contract backlog totaled $457 million at June 30, 2014 compared to $444 million at September 30, 2013, with approximately 67% expected to be fulfilled within the next twelve months.

Plastic Products
Revenue totaled $149 million, increasing 7% compared to the prior year quarter. The increase reflected the benefit of increased volume (5%), the pass through of increased resin costs in customer selling prices (3%) and favorable foreign exchange translation (1%), partially offset by the impact of unfavorable product mix (2%). Plastics adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $14.9 million, increasing 23% from the prior year quarter, driven by increased volume and continued operating efficiency improvements. Resin had no material impact on EBITDA for the quarter.

Taxes
The Company reported pretax income for the current quarter and a pretax loss for the nine months ended June 30, 2014, compared to pretax income for the quarter and nine months ended June 30, 2013. The Company recognized tax benefits of 12.2% and 38.0% for the quarter and nine months ended June 30, 2014, respectively, compared to provisions of 54.0% and 53.6%, respectively, in the comparable prior year periods. The current and prior year tax rates reflect the impact of permanent differences not deductible in determining taxable income, mainly limited deductibility of restricted stock, tax reserves and changes in earnings mix between domestic and non-domestic operations, which are material relative to the level of pretax result and the impact of discrete items reported.

The current quarter and nine months ended June 30, 2014 include $1.9 million and $1.5 million, respectively, of benefits from discrete items.  The comparable prior year periods included benefits of $1.5 million and $1.9 million, respectively. In both years, the discrete items resulted primarily from the conclusion of tax audits resulting in the release of previously established reserves for uncertain tax positions, filing of tax returns in various jurisdictions, and the impact of tax law changes enacted, including, in 2013, the benefit of the retroactive extension of the federal R&D credit signed into law January 2, 2013.

Excluding discrete items, the effective tax rates for the quarter and nine months ended June 30, 2014 were a provision of 27.0% and benefit of 26.3%, respectively, compared to provisions of 73.1% and 79.4% in the comparable prior year periods, respectively.

Restructuring
In January 2013, Ames announced its intention to close certain manufacturing facilities and consolidate affected operations primarily into its Camp Hill and Carlisle, PA locations. The intended actions, to be completed by the end of calendar 2014, will improve manufacturing and distribution efficiencies, allow for in-sourcing of certain production currently performed by third party suppliers, and improve material flow and absorption of fixed costs. Management estimates that, upon completion, these actions will result in annual cash savings exceeding $10 million, based on current operating levels.

Ames anticipates incurring pre-tax restructuring and related exit costs approximating $8.0 million, comprised of cash charges of $4.0 million and non-cash, asset-related charges of $4.0 million. Cash charges will include $2.5 million for personnel-related costs and $1.5 million for facility exit costs. Ames expects $20 million in capital expenditures in connection with this initiative and, to date, has incurred $7.9 million and $15.7 million in restructuring costs and capital expenditures, respectively.

In the third quarter of 2014 and 2013, HBP recognized $0.4 million and $0.9 million, respectively, in restructuring and other related exit costs; such charges primarily related to one-time termination benefits, facility and other personnel costs, and asset impairment charges related to the Ames plant consolidation initiatives. The 2013 period also included charges related to a CBP plant consolidation.

In February 2013, Plastics undertook a restructuring project, primarily in Europe, to exit low margin business and to eliminate approximately 80 positions, resulting in restructuring charges of $4.8 million, primarily related to one-time termination benefits and other personnel costs. The project was completed in 2013.

Balance Sheet and Capital Expenditures
At June 30, 2014, the Company had cash and equivalents of $87 million, total debt outstanding of $809 million, net of discounts, and $180 million available for borrowing under its revolving credit facility. Capital expenditures were $20.0 million in the current quarter.

Stock Repurchases
In the third quarter of 2014, Griffon purchased 750,000 shares of common stock under Board authorized programs, for a total of $8.8 million, or $11.71 per share. Since the resumption of share repurchases in 2011, through June 30, 2014, Griffon has repurchased 10.9 million shares of common stock, for a total of $115 million, or $10.60 per share, inclusive of the $50 million repurchase from an affiliate of Goldman Sachs in December 2013. At June 30, 2014, $45.7 million remained available for repurchases of common stock under Board authorized share purchase programs.

Conference Call Information
The Company will hold a conference call today, July 30, 2014, at 4:30 PM ET.

The call can be accessed by dialing 1-888-708-5710 (U.S. participants) or 1-913-312-0402 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

A replay of the call will be available starting on July 30, 2014 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 1158367. The replay will be available through August 13, 2014.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of sequestration at such time as the budgetary cuts mandated by sequestration begin to take effect; increases in the cost of raw materials such as resin and steel; changes in customer demand; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three segments:

•	Home & Building Products consists of two companies, The Ames Companies, Inc. (“Ames”) and Clopay Building Products Company, Inc. (“CBP”):

•	Ames is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

•	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•
Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:            Investor Relations Contact:
Douglas J. Wetmore            Michael Callahan
EVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
712 Fifth Avenue, 18th Floor
New York, NY 10019

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable ("Segment adjusted EBITDA"). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBTIDA to Income (loss) before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
REVENUE	2014	2013	2014	2013
Home & Building Products:
Ames	$132,179	$128,332	$389,492	$341,878
CBP	121,814	112,285	334,494	314,651
Home & Building Products	253,993	240,617	723,986	656,529
Telephonics	102,446	129,997	302,656	347,678
Plastics	148,600	139,212	439,542	418,111
Total consolidated net sales	$505,039	$509,826	$1,466,184	$1,422,318

Segment adjusted EBITDA:
Home & Building Products	$19,596	$21,478	$55,787	$56,272
Telephonics	15,087	13,146	40,018	45,015
Plastics	14,922	12,161	43,881	33,832
Total Segment adjusted EBITDA	49,605	46,785	139,686	135,119
Net interest expense	(11,541)	(13,137)	(37,003)	(39,125)
Segment depreciation and amortization	(16,691)	(17,639)	(49,723)	(52,467)
Unallocated amounts	(6,521)	(6,573)	(22,895)	(22,140)
Loss from debt extinguishment, net	—	—	(38,890)	—
Restructuring charges	(358)	(1,604)	(1,892)	(12,048)
Acquisition costs	(1,600)	—	(2,398)	—
Loss on pension settlement	—	—	—	(2,142)
Income (loss) before taxes	$12,894	$7,832	$(13,115)	$7,197

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Home & Building Products
Segment operating profit	$9,747	$11,549	$27,958	$22,655
Depreciation and amortization	7,891	9,075	23,539	27,092
Restructuring charges	358	854	1,892	6,525
Acquisition costs	1,600	—	2,398	—
Segment adjusted EBITDA	19,596	21,478	55,787	56,272

Telephonics
Segment operating profit	13,134	10,592	34,463	38,990
Depreciation and amortization	1,953	1,804	5,555	5,275
Restructuring charges	—	750	—	750
Segment adjusted EBITDA	15,087	13,146	40,018	45,015

Clopay Plastic Products
Segment operating profit	8,075	5,401	23,252	8,959
Depreciation and amortization	6,847	6,760	20,629	20,100
Restructuring charges	—	—	—	4,773
Segment adjusted EBITDA	14,922	12,161	43,881	33,832

All segments:
Income from operations - as reported	21,814	20,362	58,468	44,807
Unallocated amounts	6,521	6,573	22,895	22,140
Other, net	2,621	607	4,310	1,515
Loss on pension settlement	—	—	—	2,142
Segment operating profit	30,956	27,542	85,673	70,604
Depreciation and amortization	16,691	17,639	49,723	52,467
Restructuring charges	358	1,604	1,892	12,048
Acquisition costs	1,600	—	2,398	—
Segment adjusted EBITDA	$49,605	$46,785	$139,686	$135,119

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Revenue	$505,039	$509,826	$1,466,184	$1,422,318
Cost of goods and services	386,732	401,515	1,132,387	1,110,840
Gross profit	118,307	108,311	333,797	311,478

Selling, general and administrative expenses	96,135	86,345	273,437	254,623
Restructuring and other related charges	358	1,604	1,892	12,048
Total operating expenses	96,493	87,949	275,329	266,671

Income from operations	21,814	20,362	58,468	44,807

Other income (expense)
Interest expense	(11,661)	(13,279)	(37,184)	(39,446)
Interest income	120	142	181	321
Loss from debt extinguishment, net	—	—	(38,890)	—
Other, net	2,621	607	4,310	1,515
Total other expense, net	(8,920)	(12,530)	(71,583)	(37,610)

Income (loss) before taxes	12,894	7,832	(13,115)	7,197
Provision (benefit) for income taxes	(1,570)	4,229	(4,990)	3,855
Net income (loss)	$14,464	$3,603	$(8,125)	$3,342

Basic income (loss) per common share	$0.30	$0.07	$(0.16)	$0.06
Weighted-average shares outstanding	48,370	54,265	50,038	54,588

Diluted income (loss) per common share	$0.29	$0.06	$(0.16)	$0.06
Weighted-average shares outstanding	49,836	56,204	50,038	56,735

Net income (loss)	$14,464	$3,603	$(8,125)	$3,342
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	2,809	(7,884)	896	(10,805)
Pension and other post retirement plans	317	490	1,732	4,839
Gain (loss) on cash flow hedge	—	(158)	—	13
Total other comprehensive income (loss), net of taxes	3,126	(7,552)	2,628	(5,953)
Comprehensive income (loss), net	$17,590	$(3,949)	$(5,497)	$(2,611)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At June 30, 2014	At September 30, 2013
CURRENT ASSETS
Cash and equivalents	$87,437	$178,130
Accounts receivable, net of allowances of $7,176 and $6,136	269,669	256,215
Contract costs and recognized income not yet billed, net of progress payments of $16,985 and $6,941	104,877	109,828
Inventories, net	278,462	230,120
Prepaid and other current assets	74,290	48,903
Assets of discontinued operations	1,209	1,214
Total Current Assets	815,944	824,410
PROPERTY, PLANT AND EQUIPMENT, net	365,376	353,593
GOODWILL	381,315	357,730
INTANGIBLE ASSETS, net	235,092	221,391
OTHER ASSETS	30,491	28,580
ASSETS OF DISCONTINUED OPERATIONS	3,032	3,075
Total Assets	$1,831,250	$1,788,779

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$11,886	$10,768
Accounts payable	181,052	163,610
Accrued liabilities	103,721	106,743
Liabilities of discontinued operations	2,959	3,288
Total Current Liabilities	299,618	284,409
LONG-TERM DEBT, net of debt discount of $10,532 and $13,246	797,180	678,487
OTHER LIABILITIES	162,103	170,675
LIABILITIES OF DISCONTINUED OPERATIONS	4,008	4,744
Total Liabilities	1,262,909	1,138,315
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	568,341	650,464
Total Liabilities and Shareholders’ Equity	$1,831,250	$1,788,779

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(8,125)	$3,342
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	50,027	52,787
Stock-based compensation	8,133	9,327
Asset impairment charges - restructuring	191	3,122
Provision for losses on accounts receivable	420	824
Amortization of deferred financing costs and debt discounts	4,789	4,651
Loss from debt extinguishment, net	38,890	—
Deferred income taxes	(314)	(897)
(Gain) loss on sale/disposal of assets	78	(788)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	7,443	(81,381)
(Increase) decrease in inventories	(33,195)	36,588
(Increase) decrease in prepaid and other assets	(3,439)	2,890
Decrease in accounts payable, accrued liabilities and income taxes payable	(15,754)	(28,767)
Other changes, net	712	856
Net cash provided by operating activities	49,856	2,554
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(54,859)	(45,886)
Acquired businesses, net of cash acquired	(62,306)	—
Proceeds from sale of assets	491	1,326
Investment purchases	(8,402)	—
Net cash used in investing activities	(125,076)	(44,560)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	584	—
Dividends paid	(4,841)	(4,384)
Purchase of shares for treasury	(72,518)	(25,689)
Proceeds from long-term debt	682,913	303
Payments of long-term debt	(602,134)	(12,842)
Change in short-term borrowings	3,138	2,408
Financing costs	(10,928)	(759)
Purchase of ESOP shares	(10,000)	—
Tax benefit from exercise/vesting of equity awards, net	273	150
Other, net	194	261
Net cash used in financing activities	(13,319)	(40,552)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(1,018)	(486)
Net cash used in discontinued operations	(1,018)	(486)
Effect of exchange rate changes on cash and equivalents	(1,136)	(506)
NET DECREASE IN CASH AND EQUIVALENTS	(90,693)	(83,550)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	178,130	209,654
CASH AND EQUIVALENTS AT END OF PERIOD	$87,437	$126,104

Griffon evaluates performance based on Earnings (loss) per share and Net income (loss) excluding restructuring charges, acquisition-related expenses, gains (losses) from pension settlement and debt extinguishment, and discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Net income (loss) to adjusted net income and earnings (loss) per share to Adjusted earnings per share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2014	2013	2014	2013
Net income (loss)	$14,464	$3,603	$(8,125)	$3,342

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	—	24,964	—
Restructuring charges	222	994	1,173	7,502
Acquisition costs	992	—	1,487	—
Loss on pension settlement	—	—	—	1,392
Extinguishment impact on period tax rate (a)	(4,357)	—	1,491	—
Discrete tax benefits	(1,860)	(1,495)	(1,540)	(1,859)

Adjusted net income	$9,461	$3,102	$19,450	$10,377

Diluted income (loss) per common share	$0.29	$0.06	(0.16)	$0.06
Adjusting items, net of tax:
Loss from debt extinguishment, net	—	—	0.50	—
Restructuring charges	—	0.02	0.02	0.13
Acquisition costs	0.02	—	0.03	—
Loss on pension settlement	—	—	—	0.02
Extinguishment impact on period tax rate (a)	(0.09)	—	0.03	—
Discrete tax benefits	(0.04)	(0.03)	(0.03)	(0.03)

Adjusted earnings per common share	$0.19	$0.06	0.39	$0.18

Weighted-average shares outstanding (in thousands)	49,836	56,204	50,038	56,735

a) Prior to refinancing the debt and resultant loss on debt extinguishment, the Company anticipated its full year 2014 effective tax rate to approximate 40%.  As a result of the loss from debt extinguishment, the Company anticipates it will now incur a pretax loss for the full year 2014, and recognize a corresponding tax benefit at an effective rate approximating 23.1%.  In the current quarter, the impact of debt extinguishment on the full year effective tax rate was estimated to be a benefit of $4,357 or $0.09 per share, and for the nine months ending June 30, 2014 a provision of $1,491 or $0.03 per share.